Exhibit 99.1

Lifeward Reports Fourth Quarter and Full Year 2025
Financial Results

Advancing transformation into a diversified biomedical innovation company with a clear path to cash flow positive

Oramed strategic transaction receives shareholder approval; Lifeward gains new oral protein delivery technology platform

Lifeward already executing new strategy through acquisition of powered upper-body exoskeleton technology

Lower operating expenses and cash usage reflect improved operational efficiency

HUDSON, MA, and YOKNEAM ILLIT, Israel, March 18, 2026 – Lifeward Ltd. (Nasdaq: LFWD) (“Lifeward” or the “Company”), a global leader in innovative medical technology to transform the lives of people with physical limitations or disabilities, today announced its financial results for the fourth quarter and full year ended December 31, 2025.

“We are entering 2026 with a pivotal transaction that establishes Lifeward as a diversified biomedical innovation company positioned for long-term growth and sustainability,” said Mark Grant, CEO of Lifeward. “The transformative strategic investment agreement with Oramed introduces an entirely new technology platform to Lifeward through Oramed’s Protein Oral Delivery (POD™) technology, while Oramed continues to fund and manage development of the clinical pipeline, whose lead asset is oral insulin. This transaction significantly expands our innovation pipeline while allowing us to maintain focus on operational execution and growth in our core neuro-rehabilitation Medtech business.”

“With shareholder approval secured and the transaction expected to close shortly, we believe this partnership, which includes financing agreements with Oramed, provides a cash runway and positions Lifeward on a clear path toward achieving cash flow positive. While 2025 was a transition year for Lifeward as we repositioned the Company for its next phase of growth, in 2026 we are already executing on our strategy to become a diversified biomedical innovation company. Our acquisition of a powered upper-body exoskeleton technology is a strong example of this approach: it complements our ReWalk® platform, leverages the same sales, distribution and reimbursement infrastructure we have already built, and adds scale to our operations while delivering life-enhancing solutions to patients. As we continue to evaluate additional accretive transactions and build a robust pipeline of high-value clinical assets, we remain focused on growing revenues through our commercialized neuro-rehabilitation products and achieving positive cash flow,” Grant concluded.

Recent Corporate Highlights

•	Transformative Strategic Agreement with Oramed

Lifeward has received shareholder approval for a transformative strategic investment and technology collaboration agreement with Oramed Pharmaceuticals. Lifeward will acquire Oramed’s clinical-stage proprietary POD™ technology platform while Oramed receives up to 49.99% equity ownership of Lifeward. The transaction positions the Company to participate in the development of oral biologic therapies and to receive up to $47 million in additional funding from Oramed, providing a runway to cash flow positive.  Importantly, Oramed will fund the clinical development associated with the platform, enabling Lifeward to access a potentially high-value technology while limiting capital requirements. ORMD-0801, the POD™ technology’s lead drug candidate, has the potential to create a new paradigm in the treatment of type 2 diabetes by orally delivering insulin at an earlier stage of treatment. Earlier treatment has the potential to curb disease progression and delay late-stage complications. Based on an extensive analysis of Phase 2 and Phase 3 data, Oramed plans to initiate a 60-patient U.S.-based clinical trial. Lifeward anticipates closing the transaction following the satisfaction of additional customary closing conditions.

•	Executing Strategic Expansion Through Acquisition of Upper-Body Exoskeleton Technology

Demonstrating early execution of its new strategic direction, Lifeward has entered into an agreement to acquire a powered upper-body exoskeleton technology with integrated AI capabilities. The technology is designed to assist individuals with upper-limb mobility limitations and represents a natural extension of Lifeward’s leadership in wearable robotic rehabilitation solutions. The platform is highly complementary to Lifeward’s existing ReWalk ecosystem, enabling the Company to leverage its established clinical relationships, distribution network and reimbursement channels to accelerate commercialization and deliver innovative solutions to a broader patient population. Lifeward expects the new upper-body exoskeleton to be ready for commercial launch within approximately 18 to 24 months, following additional development and regulatory approvals, and expects attractive gross margins and favorable unit economics over time.

•	Expanding Reimbursement Coverage for ReWalk Personal Exoskeleton

Lifeward achieved meaningful progress in reimbursement coverage for the ReWalk Personal Exoskeleton with Aetna, Humana, and UnitedHealthcare all adding Medicare Advantage coverage for the device. Together, these payers provide access to approximately 16 million covered lives in the United States. This milestone represents a significant step forward in improving patient access and reinforces the growing recognition of the clinical value of robotic exoskeleton technology for individuals with spinal cord injuries.

•	Advancing Clinical Collaboration with Shirley Ryan AbilityLab

Lifeward also announced a collaboration with Shirley Ryan AbilityLab, a globally recognized leader in rehabilitation research and care. The collaboration is designed to expand clinical research and training initiatives aimed at improving patient outcomes and advancing the use of robotic rehabilitation technologies. Through this partnership, Lifeward expects to further strengthen clinical evidence supporting its technologies and accelerate adoption across rehabilitation centers.

•	Expanding International Distribution of ReWalk Personal

Lifeward continued to grow its global footprint by expanding international distribution of the ReWalk® Personal Exoskeleton into Mexico, Thailand, and the United Arab Emirates through an agreement with Verita Neuro in a partner-led and capital-efficient model.

•	Transformation of U.S. Sales and Distribution Infrastructure

During the latter half of 2025, Lifeward advanced a significant transformation of its U.S. commercial infrastructure, transitioning to a hybrid sales model that combines direct efforts with strategic channel partnerships. These partnerships require time to scale and are not yet fully reflected in current revenue. Lifeward’s U.S. commercial structure is now focused across three key areas: direct-to-patient engagement, capital equipment sales to institutional customers, and expanded payer and reimbursement capabilities. Strengthening reimbursement remains central to the Company’s strategy, as it enhances patient access and supports broader adoption of its neuro-rehabilitation products. These initiatives are expected to improve sales execution, deepen payer relationships, and drive meaningful growth as their impact builds in the coming quarters.

•	Operational Efficiency Continues to Improve

Throughout 2025, Lifeward maintained a strong focus on operational discipline and efficiency, achieving improvements in operating performance on both a quarterly and full-year basis. GAAP operating expenses for the full year decreased by 25%, while non-GAAP operating expenses, which do not include a one-time impairment charge and better reflect the ongoing improvements in operations efficiency, declined by 12%. These efforts support Lifeward’s objective of driving sustainable growth and achieving positive cash flow while building high-value clinical assets that address substantial unmet clinical needs.

Fourth Quarter 2025 Financial Results

Revenue was $5.1 million in the fourth quarter of 2025, compared to $7.5 million in the fourth quarter of 2024, a decrease of $2.4 million, or approximately 33%. Revenue from the sale of ReWalk Personal exoskeletons increased by 20% to $1.8 million in the fourth quarter of 2025 compared to the same period in 2024 driven by higher reimbursed unit sales. This was partially offset by a decline in sales of the MyoCycle FES bike by 90% to $0.1 million, primarily reflecting the transition away from an exclusive distribution arrangement and the Company’s strategic focus on its proprietary product portfolio. Revenue from the sale of AlterG products and services was $3.2 million, a decline of 43% from the same period in 2024. This was primarily due to timing factors from one international distributor that placed larger orders in Q4 2024 and plans to resume orders in 2026.

Gross margin was 21.4% during the fourth quarter of 2025, compared to 24.4% in the fourth quarter of 2024. On a non-GAAP basis, which excludes the amortization of purchase price allocation adjustments, stock-based compensation expense, and inventory write-downs, as detailed in the attached non-GAAP reconciliation table, adjusted gross margin was 32.6% in the fourth quarter of 2025, compared to 45.5% in the prior-year quarter. The year-over-year decrease was primarily driven by lower sales volumes and the resulting reduced absorption of fixed manufacturing overhead, as well as higher tariffs and freight expenses.

Total operating expenses in the fourth quarter of 2025 declined by 64% to $6.2 million, from $17.1 million in the fourth quarter of 2024. The decrease is primarily attributable to an impairment charge related to certain acquired intangible assets recognized in the fourth quarter of 2024, in addition to reductions in R&D and sales and marketing expenses. On a non-GAAP basis, which excludes the items listed in the attached non-GAAP reconciliation table, adjusted operating expenses declined by 16% to $5.7 million in the fourth quarter of 2025, compared to $6.7 million in the fourth quarter of 2024. This decrease primarily reflects improved productivity in marketing and sales operations, and lower R&D spending after the completion of major development programs. The Company expects this positive trend in marketing and sales efficiencies to continue into 2026, as it increases investments in R&D to advance new products to market.

Operating loss in the fourth quarter of 2025 declined by 66% to $5.1 million, from $15.2 million in the fourth quarter of 2024, primarily due to a $9.8 million impairment charge in the fourth quarter of 2024. On a non-GAAP basis, which excludes the items in the attached non-GAAP reconciliation table, adjusted operating loss increased by 22% to $4.0 million in the fourth quarter of 2025, from $3.3 million in the fourth quarter of 2024.

Net loss narrowed by 65% to $5.3 million, or $3.60 per share in the fourth quarter of 2025, from $15.3 million, or $20.82 per share, in the fourth quarter of 2024. On a non-GAAP basis, which excludes the items in the attached non-GAAP reconciliation table, adjusted net loss increased by 27% to $4.2 million, or $2.85 per share, in the fourth quarter of 2025, from $3.3 million, or $4.54 per share, during the fourth quarter of 2024.

Full Year 2025 Financial Results

Revenue for the year ended December 31, 2025 was $22.0 million, compared to $25.7 million in 2024, a decrease of $3.7 million, or approximately 14%. Revenue from the sale of ReWalk Personal exoskeletons decreased by 3% to $8.5 million in 2025 compared to $8.9 million in 2024. Sales of the MyoCycle FES bike declined by 50% to $0.6 million, primarily reflecting the transition away from an exclusive distribution arrangement and the Company’s strategic focus on its proprietary product portfolio. Revenue from the sale of AlterG products and services was $12.9 million, a decline of 18% from 2024. This decrease was primarily attributable to lower international sales, partially due to timing factors related to one international distributor that had placed larger orders in 2024 and is expected to resume orders in 2026.

Gross margin grew to 38.2% in 2025 from 32.0% in 2024. On a non-GAAP basis, which excludes the amortization of purchase price allocation adjustments, restructuring costs, inventory write-downs and stock-based compensation expense as detailed in the attached non-GAAP reconciliation table, adjusted gross margin declined to 40.9% in 2025 from 42.7% in the prior year, primarily driven by lower sales volumes and the resulting reduced absorption of fixed manufacturing overhead, as well as higher tariffs and freight expenses.

Total operating expenses in 2025 declined by 25% to $28.1 million, from $37.6 million in 2024. The decrease is primarily attributable to an impairment charge related to certain acquired intangible assets recognized in the fourth quarter of 2024, compared to a $2.8 million goodwill impairment charge recognized in 2025. The decline also reflects greater efficiency in reimbursement activities, reductions in R&D and sales and marketing expenses. On a non-GAAP basis, which excludes the items listed in the attached non-GAAP reconciliation table, adjusted operating expenses declined by 12% to $24.1 million in 2025 from $27.5 million in 2024 due to improved productivity in marketing and sales operations, greater efficiency in reimbursement activities, and lower R&D spending after the completion of major development programs.

Operating loss in 2025 declined by 33% to $19.7 million from $29.3 million in 2024, primarily due to a $9.8 million impairment charge in 2024. On a non-GAAP basis, which excludes the items in the attached non-GAAP reconciliation table, adjusted operating loss narrowed by 9% to $15.1 million in 2025 from $16.6 million in 2024.

Net loss narrowed by 31% to $19.9 million, or $17.16 per share in 2025 from $28.9 million, or $39.96 per share, in 2024. On a non-GAAP basis, which excludes the items in the attached non-GAAP reconciliation table, adjusted net loss narrowed by 5% to $15.4 million, or $13.23 per share, in 2025 from $16.2 million, or $22.33 per share in 2024.

Liquidity

As of December 31, 2025, Lifeward had $2.2 million in unrestricted cash and cash equivalents on its balance sheet. Lifeward expects to close the strategic transaction following the satisfaction of additional customary closing conditions, at which time the Company plans to close on its secured convertible note with Oramed and another investor.

About Lifeward

Lifeward designs, develops, and commercializes life-changing solutions that span the continuum of care in physical rehabilitation and recovery, delivering proven functional and health benefits in clinical settings as well as in the home and community. Our mission at Lifeward is to relentlessly drive innovation to change the lives of individuals with physical limitations or disabilities. We are committed to delivering groundbreaking solutions that empower individuals to do what they love. The Lifeward portfolio features innovative products including the ReWalk Exoskeleton, the AlterG Anti-Gravity system, the MyoCycle FES System, and the ReStore Exo-Suit.

Founded in 2001, Lifeward has operations in the United States, Israel, and Germany. For more information on the Lifeward mission and product portfolio, please visit GoLifeward.com.

Lifeward®, ReWalk®, ReStore® and Alter G® are registered trademarks of Lifeward Ltd. and/or its affiliates.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the U.S. Securities Act of 1933, and Section 21E of the U.S. Securities Exchange Act of 1934 concerning Lifeward, Oramed, the strategic investment and partnership agreement with Oramed (collectively, the “Proposed Transactions”) and other matters. Such forward-looking statements may include projections regarding the Company's future performance and other statements that are not statements of historical fact and, in some cases, may be identified by words like "anticipate," "assume," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "future," "will," "should," "would," "seek" and similar terms or phrases. The forward-looking statements contained in this press release are based on management's current expectations, which are subject to uncertainty, risks and changes in circumstances that are difficult to predict and many of which are outside of the Company’s control. Important factors that could cause the Company’s actual results to differ materially from those indicated in the forward-looking statements include, among others: Lifeward’s and Oramed’s management teams’ expectations, hopes, beliefs, intentions or strategies regarding the future including, without limitation, statements regarding: the structure, timing and completion of the Proposed Transactions; perceived benefits or opportunities of the Proposed Transactions; timing of closing of the Proposed Transactions, expected proceeds, expectations regarding the use of proceeds, and impact on ownership structure; the anticipated timing of the closing; the future operations of Lifeward, including research and development activities; the nature, strategy and focus of Lifeward; anticipated clinical drug development activities and related timelines, and other clinical results; the sufficiency of post-transaction resources to support the advancement of Lifeward’s pipeline through certain milestones and the time period over which Lifeward’s post-transaction capital resources will be sufficient to fund its anticipated operations; unexpected costs, charges or expenses resulting from the Proposed Transactions; potential adverse reactions or changes to business relationships resulting from the announcement or completion of the Proposed Transactions; and legislative, regulatory, political and economic developments; the acceptance of the ReWalk 7 Personal Exoskeleton by healthcare professionals and patients; uncertainties associated with future clinical trials and the clinical development process, the product development process and FDA regulatory submission review and approval process; the Company's ability to have sufficient funds to meet certain future capital requirements, which could impair the Company's efforts to develop and commercialize existing and new products; the Company's ability to maintain and grow its reputation and the market acceptance of its products; the Company's ability to achieve reimbursement from third-party payors, including CMS, for its products; the Company's limited operating history and its ability to leverage its sales, marketing and training infrastructure; the Company's expectations as to its clinical research program and clinical results; the Company's expectations regarding future growth, including its ability to increase sales in its existing geographic markets and expand to new markets; the Company’s ability to continue to operate as a going concern; the Company's ability to obtain certain components of its products from third-party suppliers and its continued access to its product manufacturers; the Company’s ability to navigate any difficulties associated with moving production of its AlterG Anti-Gravity Systems to a contract manufacturer and transitioning the manufacturing of its ReWalk products to its in-house manufacturer; the Company's ability to improve its products and develop new products; the Company's compliance with medical device reporting regulations to report adverse events involving the Company's products, which could result in voluntary corrective actions or enforcement actions such as mandatory recalls, and the potential impact of such adverse events on the Company's ability to market and sell its products; the Company's ability to gain and maintain regulatory approvals; the Company's ability to maintain adequate protection of its intellectual property and to avoid violation of the intellectual property rights of others; the risk of a cybersecurity attack or breach of the Company's IT systems significantly disrupting its business operations; the Company's ability to use effectively the proceeds of its offerings of securities; and other factors discussed under the heading "Risk Factors" in the Company’s annual report on Form 10-K, as amended, for the year ended December 31, 2025 filed with the SEC and other documents subsequently filed with or furnished to the SEC. Any forward-looking statement made in this press release speaks only as of the date hereof. Factors or events that could cause the Company’s actual results to differ from the statements contained herein may emerge from time to time, and it is not possible for the Company to predict all of them. Except as required by law, the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

Non-GAAP Financial Measures

To supplement its consolidated financial statements, which are prepared and presented in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), the Company believes that the use of non-GAAP accounting measures, including non-GAAP net loss, is helpful to its investors. These measures, which the Company refers to as non-GAAP financial measures, are not prepared in accordance with GAAP.

Because of varying available valuation methodologies, subjective assumptions, and the variety of equity instruments that can impact a company’s non-cash expenses, the Company believes that providing non-GAAP financial measures that exclude non-cash share-based compensation expense and acquisition costs allows for more meaningful comparisons between operating results from period to period. Each of the Company’s non-GAAP financial measures is an important tool for financial and operational decision-making and for the Company’s evaluation of its operating results over different periods of time. The non-GAAP financial data are not measures of the Company’s financial performance under U.S. GAAP and should not be considered as alternatives to operating loss or net loss or any other performance measures derived in accordance with GAAP. Non-GAAP financial measures may not provide information that is directly comparable to that provided by other companies in Lifeward’s industry, as other companies in the industry may calculate non-GAAP financial results differently, particularly related to non-recurring, unusual items. In addition, there are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with GAAP, may be different from non-GAAP financial measures used by other companies and exclude expenses that may have a material impact on the Company’s reported financial results. Further, share-based compensation expense has been, and will continue for the foreseeable future, to be a significant recurring expense in the Company’s business and an important part of the compensation provided to its employees.

The presentation of non-GAAP financial information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with GAAP. Lifeward urges investors to review the reconciliation of the Company’s non-GAAP financial measures to the comparable GAAP financial measures included below, and not to rely on any single financial measure to evaluate the Company’s business.

Lifeward does not provide GAAP reconciliation of its non-GAAP financial guidance because the Company is unable to predict with reasonable certainty and without unreasonable effort items that would be included in such a reconciliation, including, but not limited to, stock-based compensation expense, acquisition-related expense, and earnout expense. The timing and amounts of these items are uncertain and could be material to Lifeward’s results computed in accordance with GAAP.

Contact:
Almog Adar
Chief Financial Officer
Lifeward

E: media@golifeward.com
E: ir@golifeward.com

Lifeward Ltd. And subsidiaries
Condensed Consolidated Statements of Operations
(Audited)
(In thousands, except share and per share data)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024

Revenue	$5,081	$7,545	$22,034	$25,663
Cost of revenues	3,993	5,701	13,606	17,447
Gross profit	1,088	1,844	8,428	8,216
Operating expenses:
Research and development, net	843	1,131	3,249	4,625
Sales and marketing	3,085	4,376	13,875	17,949
General and administrative	2,278	1,771	8,195	5,195
Impairment charges	-	9,794	2,783	9,794
Total operating expenses	6,206	17,072	28,102	37,563
Operating loss	(5,118)	(15,228)	(19,674)	(29,347)
Financial (expense) income, net	(303)	(47)	(295)	448
Loss before income taxes	(5,421)	(15,275)	(19,969)	(28,899)
Taxes on income (benefit)	(73)	3	(55)	43
Net loss	$(5,348)	$(15,278)	$(19,914)	$(28,942)
Basic net loss per ordinary share	$(3.60)	$(20.82)	$(17.16)	$(39.96)
Weighted average number of shares used in computing net loss per ordinary share basic and diluted (*)	1,487,519	733,965	1,160,521	724,272

(*) All share and per share amounts presented in this note have been retroactively adjusted to reflect the Company’s 1-for-12 reverse share split effected on February 24, 2026.

Lifeward Ltd. And subsidiaries
Condensed Consolidated Balance Sheets
(Audited)
(In thousands)

	December 31,	December 31,
	2025	2024

Assets
Current assets
Cash and cash equivalents	$2,169	$6,746
Restricted Cash	240	197
Trade receivables, net of credit losses of $192 and $160, respectively	6,138	6,004
Prepaid expenses and other current assets	1,528	1,624
Inventories	5,732	6,723
Total current assets	15,807	21,294
Restricted cash and other long term assets	209	240
Operating lease right-of-use assets	1,544	548
Property and equipment, net	585	867
Goodwill	4,755	7,538
Total assets	$22,900	$30,487
Liabilities and equity
Current liabilities
Trade payables	5,590	5,022
Current maturities of operating leases	425	858
Other current liabilities	3,221	3,737
Convertible promissory notes	2,803	-
Earnout liability	-	608
Total current liabilities	12,039	10,225

Non-current operating leases	1,159	22
Other long-term liabilities	1,294	1,391
Shareholders’ equity	8,408	18,849
Total liabilities and equity	$22,900	$30,487

Lifeward Ltd. And subsidiaries
Condensed Consolidated Statements of Cash Flows
(Audited)
(In thousands)

	Year Ended
	December 31,
	2025	2024

Net cash used in operating activities	$(16,826)	$(21,718)
Cash used in investing activities	(16)	-
Net cash provided by financing activities	12,203	-
Effect of Exchange rate changes on Cash, Cash Equivalents and Restricted Cash	110	34
Decrease in cash, cash equivalents, and restricted cash	(4,529)	(21,684)
Cash, cash equivalents, and restricted cash at beginning of period	7,108	28,792
Cash, cash equivalents, and restricted cash at end of period	$2,579	$7,108

Lifeward Ltd. And subsidiaries
(Audited)
(In thousand)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024

Revenues based on customer’s location:
United States	2,974	3,371	13,237	14,425
Europe	807	2,489	2,907	5,124
Germany	805	1,161	4,014	4,422
Asia - Pacific	191	281	460	825
Rest of the world	304	243	1,416	867
Total Revenues	$5,081	$7,545	$22,034	$25,663

	Quarter Ended		Year Ended
	December 31,		December 31,
Dollars in thousands, except per share data	2025	2024	2025	2024

GAAP net loss	$(5,348)	$(15,278)	$(19,914)	$(28,942)
Adjustments:
Amortization of intangible assets	-	842	-	3,347
M&A transaction	-	-	-	(467)
Integration/Rebranding costs	-	-	-	236
Oramed transactions	384	-	384	-
Restructuring	-	1,260	700	1,260
Remeasurement of earnout liability	-	(184)	(608)	(2,684)
Inventory Write down	562	-	562	-
Impairment	-	9,794	2,783	9,794
Stock-based compensation expenses	165	234	741	1,281

Non-GAAP net loss	$(4,237)	$(3,332)	$(15,352)	$(16,175)

Shares used in net loss per share (*)	1,487,519	733,965	1,160,521	724,272

Non-GAAP net loss per share	$(2.85)	$(4.54)	$(13.23)	$(22.33)

(*) All share and per share amounts presented in this note have been retroactively adjusted to reflect the Company’s 1-for-12 reverse share split effected on February 24, 2026.

	Quarter Ended				Year Ended
	December 31,		December 31,		December 31,		December 31,
	2025		2024		2025		2024
Dollars in thousands	$	% of revenue	$	% of revenue	$	% of revenue	$	% of revenue

GAAP operating loss	$(5,118)	(100.7)%	$(15,228)	(201.8)%	$(19,674)	(89.3)%	$(29,347)	(114.4)%

Amortization of intangible assets	-	-	842	11.2%	-	-	3,347	13.0%
M&A transaction	-	-	-	-	-	-	(467)	(1.8)%
Integration/Rebranding costs	-	-	-	-	-	-	236	0.9%
Oramed transactions	384	7.6%	-	-	384	1.7%	-	-
Restructuring	-	-	1,260	16.7%	700	3.2%	1,260	4.9%
Remeasurement of earnout liability	-	-	(184)	(2.4)%	(608)	(2.8)%	(2,684)	(10.5)%
Inventory Write down	562	11.1%	-	-	562	2.6%	-	-
Impairment	-	-	9,794	129.8%	2,783	12.6%	9,794	38.2%
Stock-based compensation expenses	165	3.2%	234	3.1%	741	3.4%	1,281	5.0%

Non-GAAP operating loss	$(4,007)	(78.8)%	$(3,282)	(43.4)%	$(15,112)	(68.6)%	$(16,580)	(64.7)%

	Quarter Ended				Year Ended
	December 31,		December 31,		December 31,		December 31,
	2025		2024		2025		2024
Dollars in thousands	$	% of revenue	$	% of revenue	$	% of revenue	$	% of revenue

GAAP gross profit	$1,088	21.4%	$1,844	24.4%	$8,428	38.2%	$8,216	32.0%
Adjustments:
Inventory Write down	562	11.1%	-	-	562	2.6%	-	-
Amortization of intangible assets	-	-	387	5.1%	-	-	1,540	6.0%
Restructuring	-	-	1,195	15.8%	-	-	1,195	4.7%
Stock-based compensation expenses	4	0.1%	4	0.1%	14	0.1%	16	0.1%

Non-GAAP gross profit	$1,654	32.6%	$3,430	45.4%	$9,004	40.9%	$10,967	42.8%

	Quarter Ended				Year Ended
	December 31,		December 31,		December 31,		December 31,
	2025		2024		2025		2024
Dollars in thousands	$	% of revenue	$	% of revenue	$	% of revenue	$	% of revenue

GAAP research & development	$843	16.6%	$1,131	15.0%	$3,249	14.7%	$4,625	18.0%
Adjustments:
Stock-based compensation expenses	(33)	(0.6)%	(38)	(0.5)%	(138)	(0.6)%	(168)	(0.7)%

Non-GAAP research & development	$810	16.0%	$1,093	14.5%	$3,111	14.1%	$4,457	17.3%

	Quarter Ended				Year Ended
	December 31,		December 31,		December 31,		December 31,
	2025		2024		2025		2024
Dollars in thousands	$	% of revenue	$	% of revenue	$	% of revenue	$	% of revenue

GAAP sales & marketing	$3,085	60.7%	$4,376	58.0%	$13,875	63.0%	$17,949	69.9%
Adjustments:
Amortization of intangible assets	-	-	(388)	(5.1)%	-	-	(1,542)	(6.0)%
Integration/Rebranding costs	-	-	-	-	-	-	(193)	(0.8)%
Restructuring	-	-	-	-	(277)	(1.3)%	-	-
Stock-based compensation expenses	(36)	(0.7)%	(92)	(1.2)%	(239)	(1.1)%	(401)	(1.6)%

Non-GAAP sales & marketing	$3,049	60.0%	$3,896	51.7%	$13,359	60.6%	$15,813	61.5%

	Quarter Ended				Year Ended
	December 31,		December 31,		December 31,		December 31,
	2025		2024		2025		2024
Dollars in thousands	$	% of revenue	$	% of revenue	$	% of revenue	$	% of revenue

GAAP general & administrative	$2,278	44.8%	$1,771	23.5%	$8,195	37.2%	$5,195	20.2%
Adjustments:
M&A transaction	-	-	-	-	-	-	467	1.8%
Amortization of intangible assets	-	-	(67)	(0.9)%	-	-	(265)	(1.0)%
Integration/Rebranding costs	-	-	-	-	-	-	(43)	(0.2)%
Oramed transactions	(384)	(7.6)%	-	-	(384)	(1.7)%	-	-
Restructuring	-	-	(65)	(0.9)%	(423)	(1.9)%	(65)	(0.3)%
Remeasurement of earnout liability	-	-	184	2.4%	608	2.8%	2,684	10.5%
Stock-based compensation expenses	(92)	(1.8)%	(100)	(1.3)%	(350)	(1.6)%	(696)	(2.7)%

Non-GAAP general & administrative	$1,802	35.4%	$1,723	22.8%	$7,646	34.8%	$7,277	28.3%